EXHIBIT 99.1
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[GRAPHIC OMITTED]
[LOGO - THE PENN TRAFFIC COMPANY]

                                                                   July 5, 2006

Mr. Greg Young
40 Waterford Drive
Westfield, MA 01085

Dear Greg:

On behalf of The Penn Traffic Company and Bob Chapman we are pleased to offer you the position of SVP - CHIEF MARKETING OFFICER/DISTRIBUTION. Your employment will commence on Monday, July 17, 2006. While this letter is not a contractual agreement, it does contain the major elements of our offer to you.

1.   SALARY. Your starting salary will be $300,000.00 per year.

2. SIGN-ON BONUS. $100,000.00 payable in 3 installments. First payment of 50% upon date you start work in Syracuse, 25% after 3-months, and the final payment after 6-months.

3. MANAGEMENT PERFORMANCE INCENTIVE PROGRAM (BONUS) At Plan, 45% of Base to Max of 90% (Penn Traffic waives the "pro-rata" rule). You have already been provided a copy of the Plan.

4. RELOCATION PLAN. Enhanced Executive Relocation Plan. As an offset to your company car or car allowance request, Penn Traffic will provide $15,000 to you after 60-days of employment for miscellaneous expenses associated with your relocation to Central New York.

5.   BENEFITS:

     MEDICAL, DENTAL, VISION AND PRESCRIPTION DRUG COVERAGE: Effective on date of hire.

     TERM LIFE (CO. PAID)*:   After  31 days  of  continuous  service,  Company
                              paid, 1 1/2 times salary.

     SUPPLEMENTAL LIFE*:      After  31 days of  continuous  service,  Employee
                              paid 1x or 2x or 3x Salary. (Max. $650,000).

     SHORT TERM DISABILITY:   Effective  on date of hire:  Weeks 1 through  17,
                              100% of salary. For weeks 18-26, NYS Statutory benefits.

     LONG TERM DISABILITY:    Effective on date of hire  following  120 days of
                              disability, $5,000/mo. max. (Company paid).

     *The combined maximum for Basic and Supplemental Life is $650,000.

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6.   VACATION.  Four weeks paid  vacation  each year.  Start August 1, 2007 you will be entitled to five (5) weeks paid vacation each year.

7. 401(K) PLAN. Effective on date of hire. Subject to the limits required by law and the Plan, (a) may defer from 1-25% of salary, taxed deferred, (b) Company to match 50% of first 3% of employee deferral. In addition, company to contribute 3% of your earned total compensation as further set forth in Plan.

8.   PENN TRAFFIC HOLIDAYS. Per Company Plan, currently six (6),

9.   5% EMPLOYEE DISCOUNT

10.  SEVERANCE PLAN. 52 weeks of Severance.

11.  CHANGE OF CONTROL. As described in Plan Document previously provided.

12.  ANNUAL PAY AND PERFORMANCE REVIEW. Beginning of each Fiscal year.

It is important to reiterate that this letter is an offer of employment, and in no way should be construed to be an employment contract for definite term. Employment at The Penn Traffic Company is at-will, subject to termination by the Company or you at any time.

We look forward to you rejoining the Penn Traffic team. If you have any questions regarding this offer letter or the position, please contact me directly.

Sincerely,

/s/ Donald R. Bregande
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Donald R. Bregande
Vice President, Human Resources
The Penn Traffic Company

cc:  Bob Chapman


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Mr. Gregory J. Young:

                  As agreement with the terms of this letter, please sign one copy of this letter and retain the second copy for your files, Please return to my attention by 12 Noon Monday, July 10, 2006

I, Gregory J. Young accept this offer on this 7th day of July, 2006.

         /s/ Gregory J. Young
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         (Signature)